Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Pharmaceuticals Reports 2010 Third Quarter Financial Results and Provides Business Update
Mountain View, California — November 9, 2010 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the quarter ended September 30, 2010 and provided a business update. The net loss for the three and nine months ended September 30, 2010, as reported in accordance with accounting principles generally accepted in the United States (GAAP), was $0.6 million and $26.9 million, respectively, compared to a net loss of $12.4 million and $36.3 million in the comparable periods in 2009. At September 30, 2010, Alexza had consolidated cash, cash equivalents and marketable securities of $52.7 million.
Alexza Business Updates
The following key events, listed in chronological order, occurred since the beginning of the third quarter of 2010:
•	Joseph L. Turner joined the Alexza Board of Directors and was elected to serve as Chair of the Board’s Audit and Ethics Committee.

•	Alexza raised approximately $16.4 million in net proceeds in a registered direct offering through the sale of common stock and warrants, with the transaction closing in early August.

•	Darl Moreland joined Alexza as its Vice President, Quality.

•	Alexza licensed its Staccato® nicotine technology to Cypress Bioscience, Inc. (Cypress). The Staccato nicotine technology is a novel electronic multi-dose delivery system designed to help people stop smoking, and is in pre-clinical development.

•	The U.S. Food and Drug Administration (FDA) issued a Complete Response Letter (CRL) regarding the Company’s New Drug Application (NDA) for AZ-004 (Staccato loxapine). A CRL is issued by FDA’s Center for Drug Evaluation and Research indicating that the NDA review cycle is complete and the application is not ready for approval in its present form. AZ-004 is being developed for the rapid treatment of agitation in schizophrenia or bipolar disorder patients.

•	Alexza reacquired the U.S. and Canadian rights for AZ-004 from Biovail Laboratories International SRL (BLS), a wholly-owned subsidiary of Valeant Pharmaceuticals International, Inc. All AZ-004 rights will revert to Alexza, effective January 16, 2011.

“Our top priority is planning for our meeting with the FDA to discuss the CRL, with the goal of establishing a path to obtaining approval for AZ-004. We expect to meet with the FDA before the end of this year,” said Thomas B. King, President and CEO of Alexza. “Based on the results of the comprehensive clinical development program to date, we continue to believe in the potential for AZ-004 to provide a safe, rapid, and effective treatment option for the approximately 8.1 million patients with schizophrenia or bipolar disorder. We believe there is a significant market opportunity for this novel therapeutic, and are seeking to partner AZ-004 on a worldwide basis.”
Alexza Financial Results — Periods Ended September 30, 2010 and 2009
Alexza recorded $744,000 of revenues in the three and nine months ended September 30, 2010, and $9.5 million in the nine months ended September 30, 2009. The Company recorded no revenues during the three months ended September 30, 2009. In September 2010, the Company began to recognize revenues related to payments received from Cypress as part of the license agreement signed in August 2010. In January 2009, Alexza and Endo Pharmaceuticals mutually agreed to terminate their development agreement related to AZ-003 (Staccato fentanyl), at which time Alexza had fulfilled its obligations under the development agreement and recognized the remaining $9.5 million of deferred revenues into revenues. The Company expects to recognize $40 million of revenues in the fourth quarter of 2010 as a result of the termination of the license and supply agreements between BLS and Alexza.
GAAP operating expenses were $9.3 million and $34.0 million in the three and nine months ended September 30, 2010, respectively, compared to operating expenses of $13.0 million and $46.2 million in the same periods in 2009, respectively. Research and development expenses were $6.7 million and $22.5 million in the three and nine months ended September 30, 2010, respectively, compared to $9.2 million and $32.2 million in the same periods in 2009, respectively. The decrease in research and development expenses for the periods was primarily due to Alexza’s restructuring announced in January 2009, at which time the Company reduced headcount by approximately 33% and focused its resources on the activities to support the AZ-004 NDA filing. The 2010 results were also impacted by the reversal of accrued compensation and share-based compensation related to the 2010 bonus plan. These bonus amounts were originally accrued assuming approval of the NDA for AZ-004 during 2010, and such amounts are no longer considered probable for payout in 2010.
General and administrative expenses were $2.6 million and $11.5 million in the three and nine months ended September 30, 2010, respectively, compared to $3.8 million and $11.9 million for the same periods in 2009, respectively. The 2010 amounts were also impacted by the reversal of accrued compensation and share-based compensation related to the 2010 bonus plan. These bonus amounts were originally accrued assuming approval of the NDA for AZ-004 during 2010, and such amounts are no longer considered probable for payout in 2010.

In connection with the acquisition of Symphony Allegro, Inc. in August 2009, Alexza is obligated to pay the former Symphony Allegro shareholders certain percentages of cash payments that may be generated from collaboration transactions for AZ-002 (Staccato alprazolam), AZ-004 or AZ-104 (Staccato loxapine, low-dose). The Company records this obligation as a contingent liability and updates the liability each quarter. For the three and nine months ended September 30, 2010, respectively, Alexza recorded a non-cash gain of $8.5 million and $7.3 million compared to a gain of $0.7 million for the three and nine months ended September 30, 2009. The gain in 2010 reflects the reduction in the estimated probability-weighted cash flows from AZ-004 and the estimated timing of receipt of such cash flows, as a result of the CRL received from the FDA, and the termination of the BLS agreements. Changes in the calculated fair value of this contingent liability are recognized in earnings in the period of the change in estimates.
Alexza anticipates that with current cash, cash equivalents and marketable securities along with interest earned thereon, the proceeds from option exercises and purchases of common stock pursuant to its Employee Stock Purchase Plan, it will be able to maintain its currently planned operations into the second half of 2011; however the Company is not able to accurately predict its 2011 operating expense levels until after the anticipated meeting with the FDA to discuss the CRL. Changing circumstances may cause Alexza to consume capital significantly faster or slower than currently anticipated.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials and submitted a New Drug Application (NDA) in December 2009. In October 2010, the Company received a CRL from the FDA, regarding its NDA for AZ-004. A CRL is issued by FDA’s Center for Drug Evaluation and Research indicating that the NDA review cycle is complete and the application is not ready for approval in its present form. The Company is currently evaluating the FDA’s comments in the CRL and anticipates meeting with the FDA in the fourth quarter of 2010 to discuss the CRL.

For more information about Alexza, the Staccato technology or the Company’s development programs, please visit www.alexza.com.
Safe Harbor Statement
Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. The Company’s guidance in this release is as of November 9, 2010 and financial guidance relating to the Company’s current cash, cash equivalents and investments is as of September 30, 2010.
This news release contains forward-looking statements that involve significant risks and uncertainties, including our ability to establish a path for AZ-004 approval after meeting with the FDA. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings: “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.”, “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, and “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.” Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	August J. Moretti	Derek K. Cole
	Senior Vice President and CFO	Head, Investor Relations and Corp. Comm.
	650.944.7788	650.944.7373
	amoretti@alexza.com	dcole@alexza.com

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue	$744	$—	$744	$9,514
Operating expenses:
Research and development	6,654	9,183	22,508	32,153
General and administrative	2,610	3,824	11,474	11,893
Restructuring charges	—	—	—	2,153
Acquired in-process research and development	—	—	—	—

Total operating expenses	9,264	13,007	33,982	46,199

Loss from operations	(8,520)	(13,007)	(33,238)	(36,685)

Gain on change in fair value of contingent consideration liability	8,509	673	7,338	673
Interest and other income/ (expense), net	19	4	28	92
Interest expense	(599)	(95)	(1,024)	(378)

Net loss	(591)	(12,425)	(26,896)	(36,298)

Consideration paid in excess of noncontrolling interest	—	(61,566)	—	(61,566)
Net loss attributed to noncontrolling interest in Symphony Allegro, Inc.	—	1,568	—	13,987

Net loss attributable to Alexza common stockholders	$(591)	$(72,423)	$(26,896)	$(83,877)

Net loss per share attributable to Alexza common stockholders	$(0.01)	$(1.95)	$(0.50)	$(2.44)

Shares used to compute basic and diluted net loss per share attributable to Alexza common stockholders	56,639	37,060	53,987	34,388

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2010	2009
Assets
Cash, cash equivalents and marketable securities	$52,651	$19,916
Other current assets	1,361	2,210

Total current assets	54,012	22,126

Property and equipment, net	24,921	23,598
Other non-current assets	4,516	450

Total assets	$83,449	$46,174

Liabilities and stockholders’ deficit
Current liabilities	$56,918	$25,956
Non-current liabilities	40,190	27,344
Stockholders’ deficit	(13,659)	(7,126)

Total liabilities and stockholders’ deficit	$83,449	$46,174